                                                                    EXHIBIT 23.1


                        CONSENT OF INDEPENDENT AUDITORS

We consent to the reference to our firm under the caption "Experts" in the Registration Statement (Form S-3) and related Prospectus of Ambassador Apartments, Inc. for the registration of 2,500,000 shares of its common stock and to the incorporation by reference therein of our report dated January 27, 1997, except for Note 15, as to which the date is March 13, 1997, and Note 2(J), as to which the date is March 31, 1997, with respect to the consolidated financial statements and schedule of Ambassador Apartments, Inc. included in its Annual Report (Form 10-K) for the year ended December 31, 1996, our reports dated February 19, 1997, with respect to the statements of revenue and certain expenses of Sun Lake Apartments and Haverhill Commons Apartments for the year ended December 31, 1995, included in the Ambassador Apartments, Inc. Current Report on Form 8-K dated February 21, 1997, and our report dated February 28, 1997, with respect to the statement of revenue and certain expenses of Crossings of Bellevue Apartments for the year ended December 31, 1995, included in the Ambassador Apartments, Inc. Current Report on Form 8-K dated March 3, 1997, all filed with the Securities and Exchange Commission.


Chicago, Illinois                                             Ernst & Young LLP
May 29, 1997